PRUCO LIFE INSURANCE COMPANY, PHOENIX, ARIZONA
STEP RATE PLUS INDEX STRATEGY ENDORSEMENT

ANNUITY NUMBER: [001-00001]    EFFECTIVE DATE: [Contract Issue Date]

This Endorsement is made part of your Annuity and describes the Step Rate Plus Index Strategy. The Indices and values provided on the Index Strategies Specifications Schedule for this Index Strategy are applicable to your Annuity on the Effective Date. Other Buffers, Indices, and Index Strategy Terms may be available and may vary in the future. If the Initial Index Strategy Base on the Index Strategies Specifications Schedule for this Index Strategy is equal to $0.00, there is no allocation to that Index Strategy as of the Effective Date. We are providing this Endorsement to help describe the Step Rate Plus Index Strategy in the event you wish to allocate funds to this type of Index Strategy in the future as described in your Annuity, and so long as this Index Strategy is still available. There are no explicit charges for allocations to the Step Rate Plus Index Strategy.
For the purposes of this Endorsement, the following definitions apply:

Step Rate: The Step Rate is a declared rate that may be credited to an Index Strategy for an Index Strategy Term if the Index Return is between zero and the declared Step Rate. The Initial Step Rate for this Index Strategy is shown on the Index Strategies Specifications Schedule and is applicable for a one-year Index Strategy Term as of the Issue Date. In the event the Index Return exceeds the declared Step Rate, the Index Credit will be the greater of the declared Step Rate and the Index Return multiplied by the Participation Rate as described in the Index Credit section below.

Participation Rate: The Participation Rate is the percentage of an Index increase that will be used in calculating the Index Credit to the Index Strategy Base at the end of an Index Strategy Term when the Index Return is greater than the declared Step Rate. The Participation Rate may vary by Index, Index Strategy Term and Buffer. The initial Participation Rates for this Index Strategy are shown on the Index Strategies Specifications Schedule and are applicable for the Index Strategy Term as of the Effective Date.
Buffer: The Buffer limits the amount of negative Index Credit that may be applied to the Index Strategy Base on any Index Strategy End Date. The Buffer may vary by Index and Index Strategy Term. The Buffer for this Index Strategy is shown on the Index Strategies Specifications Schedule.

Index Credit: On each Index Strategy End Date, we will calculate the Index Credit, if any, to be credited to the Index Strategy Base. The Index Credit is calculated by comparing the Step Rate, Participation Rate, if applicable, and Buffer to the percentage change in the Index, known as the Index Return. The Index Return is determined by (A – B) / B, where:

A = the Index Value on the Index Strategy End Date

B = the Index Value on the Index Strategy Start Date

If the Index Return is zero or positive and less than or equal to the declared Step Rate, then the Index Credit is equal to the Step Rate. If the Index Return is greater than the Step Rate, the Index Credit is equal to the greater of the Index Return multiplied by the Participation Rate and the Step Rate.
If the Index Return is negative, but within the Buffer, then the Index Credit is zero. Otherwise, if the Index Return is negative, the Index Credit is equal to the Index Return plus the Buffer.
Subsequent Index Strategy Terms: We will declare Step Rates and Participation Rates for each subsequent Index Strategy Term. The new Step Rates and Participation Rates may be higher or lower than the initial Step Rates and Participation Rates and will never be lower than the Guaranteed Minimum Step Rate and Guaranteed Minimum Participation Rate.

Step Rate Plus Index Strategy Interim Value

ICC25-FG-SRP(11/25)

When you take a Partial Withdrawal, Transfer, Performance Lock, Surrender your Annuity, or annuitize your Annuity between Index Strategy Start Date and Index Strategy End Date, we will use an Interim Value to determine the value of your Index Strategy on the Valuation Day of the transaction. The Interim Value is also used in the event we pay a death claim to your beneficiaries during an Index Strategy Term. For more information regarding the Interim Value, please refer to the ‘Index Strategies Specifications Schedule’.

The replicating portfolios of options is equal to (Step Rate multiplied by the BC (Binary Call Option)) plus
(Participation Rate multiplied by the OMC (Out of the Money Call Option)) minus OMP (Out of the Money Put Option). These options are calculated using the Black-Scholes Valuation model.

Signed for the Company and made a part of the Contract as of the Effective Date.

PRUCO LIFE INSURANCE COMPANY
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[ Secretary ]

ICC25-FG-SRP(11/25)